Exhibit 99.1

IXYS Corporation Reports Results for the Fourth Quarter and Fiscal Year Ended March 31, 2015

Quarter-Ended March 31, 2015 Highlights:

  Revenues for the quarter increased sequentially from the December 2014 quarter.
  Net income for the quarter was $7.8 million, an increase of $7.7 million, or 5,806%, as compared to net income for the same period in the prior fiscal year.
  Earnings per diluted share in the quarter were $0.24, as compared to $0.00 in the same period last fiscal year.
  Gross profit margin increased to 30.5%.
  IXYS declared a $0.035 per share dividend on February 6, 2015.

Fiscal Year Ended March 31, 2015 Highlights:

  Net revenues were $338.8 million, an increase of $2.4 million from the prior fiscal year.
  Net income was $23.7 million, an increase of $17.7 million or, 292.7%, compared to fiscal 2014.
  Earnings per diluted share were $0.74 for the fiscal year, $0.55 more than the prior fiscal year.
  Gross profit was $102.0 million, or 30.1% of net revenues, as compared to gross profit of $100.2 million, or 29.8% of net revenues, for the prior fiscal year.

LEIDEN, Netherlands & MILPITAS, Calif.--(BUSINESS WIRE)--June 5, 2015--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its fourth quarter and fiscal year ended March 31, 2015.

Net revenues for the quarter were $82.9 million versus $89.9 million in net revenues for the same period in the prior fiscal year. Sequentially, March 31, 2015 quarter net revenues were up $1.6 million, or 2.0%, from the $81.3 million in the December 2014 quarter.

For the twelve months ended March 31, 2015, IXYS reported net revenues of $338.8 million, an increase of $2.4 million as compared with net revenues of $336.3 million for the same period in the prior fiscal year.

“The March 2015 results marked another quarter of solid execution for IXYS, with sequential revenue growth and quarter-over-quarter margin improvement. The financial metrics for the year were equally encouraging with improving profitability and cash flow generation, which further validated our margin and sales initiatives,” commented Dr. Nathan Zommer, CEO and Founder of IXYS. “Quarter over quarter, sales have been strong across nearly all product lines. Strategic acquisitions and R&D expenditures bolstered our extensive product platform, reaching more than 3,500 customers worldwide.”

Net income for the quarter ended March 31, 2015 was $7.8 million, or $0.24 per diluted share, an increase of $7.7 million from the March 31, 2014 quarter, with a net income of $132,000, or $0.00 per diluted share.

The March 31, 2015 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $9.9 million, or $0.30 per diluted share, which was an increase of $6.3 million, as compared to the non-GAAP net income of $3.6 million, or $0.11 per diluted share, for the same period in the prior fiscal year.

Net income for the twelve months ended March 31, 2015 was $23.7 million, or $0.74 per diluted share, as compared to net income of $6.0 million, or $0.19 per diluted share, for the same period in the prior fiscal year.

For the twelve months ended March 31, 2015, non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $32.0 million, or $1.00 per diluted share, as compared to non-GAAP net income of $17.8 million, or $0.56 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended March 31, 2015 was $25.3 million, or 30.5% of net revenues, as compared to gross profit of $25.4 million, or 28.2% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the twelve months ended March 31, 2015 was $102.0 million, or 30.1% of net revenues, as compared to gross profit of $100.2 million, or 29.8% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $121.2 million at March 31, 2015, after generating $8.2 million in cash during the quarter.

Adjusted EBITDA, which excludes stock-based compensation expense, were $14.0 million and $52.0 million, respectively, for the quarter and fiscal year ended March 31, 2015.

In the March 2015 quarter, the company declared a $0.035 per share dividend, highlighting the tenth consecutive quarter of dividends.

“Similar to recent revenue trends, we expect modest sales increases in Asia and the U.S. in the coming quarter based on improving economic conditions in those regions. However, Europe remains depressed, and customers are purchasing on short lead times, seemingly reticent to stock inventory,” said Mr. Uzi Sasson, President and Chief Financial Officer of IXYS. “While we are upbeat about future prospects for IXYS, we must be cautious about near-term headwinds related to global macroeconomic conditions. To that end, we expect revenues in the June 2015 quarter to be in line with revenues of the March 2015 quarter.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter ended March 31, 2015, the company incurred non-cash expenses, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the March 31, 2015 quarter and year to exclude the impact of amortization of intangible assets and stock compensation expenses, net of applicable tax at the effective tax rate for the respective periods, results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA for the March 31, 2015 quarter and year reflects the exclusion of depreciation and amortization, stock compensation expenses, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the medical, transportation, telecommunications and consumer industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and MCUs that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to developments of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to expectations for increasing sales in some regions, global macroeconomic conditions, regional economic conditions, purchasing trends and our revenues in the June 2015 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended December 31, 2014. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	March 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$121,164	$98,438
Restricted cash	266	337
Accounts receivable, net	41,042	45,707
Inventories, net	82,005	93,028
Prepaid expenses and other current assets	3,413	9,520
Deferred income taxes	7,077	7,975
Total current assets	254,967	255,005
Plant and equipment, net	42,545	50,569
Other assets	51,463	53,292
Deferred income taxes	24,880	24,316

Total assets	$373,855	$383,182

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$464	$2,468
Current portion of notes payable to bank	45,790	1,028
Accounts payable	12,675	15,684
Accrued expenses and other current liabilities	19,865	50,166
Total current liabilities	78,794	69,346
Capitalized lease and other long term obligations, net of current portion	10,528	27,659
Pension liabilities	17,232	15,545
Total liabilities	106,554	112,550

Common stock	381	380
Additional paid-in capital	152,874	147,508
Retained earnings	137,134	117,715
Accumulated other comprehensive (loss) income	(23,088)	5,029
Stockholders' equity	267,301	270,632

Total liabilities and stockholders' equity	$373,855	$383,182

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net revenues	$82,926	$89,895	$338,767	$336,330
Cost of goods sold	57,646	64,506	236,802	236,120
Gross profit	25,280	25,389	101,965	100,210
Operating expenses:
Research, development and engineering	6,180	7,850	26,667	30,884
Selling, general and administrative	10,142	11,329	41,810	41,983
Amortization of intangibles	1,433	3,425	5,978	10,521
Total operating expenses	17,755	22,604	74,455	83,388
Operating income	7,525	2,785	27,510	16,822
Other income (expense), net	1,410	(192)	2,920	(3,363)
Income before income tax provision	8,935	2,593	30,430	13,459
Provision for income tax	1,139	2,461	6,690	7,413
Net income	$7,796	$132	$23,740	$6,046

Net income per share - basic	$0.25	$0.00	$0.75	$0.19

Weighted average shares used in per share calculation - basic	31,663	31,308	31,531	31,146

Net income per share - diluted	$0.24	$0.00	$0.74	$0.19

Weighted average shares used in per share calculation - diluted	32,413	32,160	32,239	31,916

Reconciliation of net income to Non-GAAP net income (in thousands, unaudited):

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net income	$7,796	$132	$23,740	$6,046

Amortization of intangible assets	1,433	3,425	5,978	10,521
Stock compensation expense	646	38	2,237	1,251
Non-GAAP net income	$9,875	$3,595	$31,955	$17,818

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted (unaudited):

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Net income per share, diluted	$0.24	$0.00	$0.74	$0.19

Amortization of intangible assets	0.04	0.11	0.19	0.33
Stock compensation expense	0.02	0.00	0.07	0.04
Non-GAAP net income per share, diluted	$0.30	$0.11	$1.00	$0.56

Weighted average shares used in per share calculation, diluted	32,413	32,160	32,239	31,916

Adjusted EBITDA (in thousands, unaduited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net income	$7,796	$132	$23,740	$6,046

Add:
Income tax expense	1,139	2,461	6,690	7,413
Interest expense	273	427	1,397	1,579
Depreciation and amortization	4,080	6,568	17,311	21,274
Stock employee compensation expense	740	752	2,867	2,785
Adjusted EBITDA	$14,028	$10,340	$52,005	$39,097

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO